Exhibit (k)(5)

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

AGREEMENT made as of the 16th day of August, 2013 by and among Infinity Core Alternative Fund, a Maryland statutory trust (the “Fund”), Vivaldi Asset Management, LLC, an Illinois limited liability company (“the Investment Manager") and Infinity Capital Advisors, LLC, a Georgia limited liability company (the “Sub-Adviser”).

WITNESSETH:

WHEREAS, the Investment Manager acts as investment adviser to the Fund pursuant to an Investment Management Agreement with the Fund (the “Investment Management Agreement”) and the Sub-Adviser acts as sub-adviser to the Fund pursuant to a Sub-Advisory Agreement with the Fund (the “Sub-Advisory Agreement”);

NOW, THEREFORE, in consideration of the Fund engaging the Investment Manager and Sub-Adviser pursuant to the Investment Management Agreement and Sub-Advisory Agreement, respectively, and other good and valuable consideration, the parties to this Agreement agree as follows:

1           Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Fund’s Confidential Private Placement Memorandum as currently in effect.

2.          The Investment Manager and Sub-Adviser jointly and severally agree with the Fund to waive the Investment Management Fee and other fees, and to pay or absorb expenses of the Fund (a “Waiver”) so that the Total Annual Expenses of the Fund (excluding taxes, interest, brokerage commissions, other transaction-related expenses, any extraordinary expenses of the Fund and any acquired fund fees and expenses) will not exceed 1.50% of the net assets of the Fund on an annualized basis (the “Expense Limitation”).

3.           The Investment Manager and Sub-Adviser agree that, as between them, each of the Investment Manager and Sub-Adviser shall bear an equal amount of any waivers and reimbursements necessary to maintain the Expense Limitation pursuant to this Agreement.

4.          This Agreement will have an initial term ending three (3) years from the date of commencement of the Fund’s operations, and during such initial term this Agreement may not be terminated by the Investment Manager, the Sub-Adviser or the Fund. This Agreement will automatically renew for consecutive one-year terms thereafter.  Subject to the initial sentence of this paragraph, any party may terminate this Agreement upon thirty (30) days’ written notice to the other party.

5.           The Fund agrees to carry forward, for a period not to exceed (3) three years from the date on which a Waiver is made by the Investment Manager and/or Sub-Adviser, all fees and expenses in excess of the Expense Limitation that have been waived, paid or absorbed by the Investment Manager and/or Sub-Adviser, and to repay the Investment Manager and/or Sub-Adviser, as applicable, such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limitation.  To the extent that such repayment is due, it shall be made as promptly as possible.  To the extent that the full amount of such waived amount or expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

6.          If this Agreement is terminated by the Fund, the Fund agrees to repay to the Investment Manager and/or Sub-Adviser, as applicable, any amounts payable pursuant to paragraph 5 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to the Investment Manager and/or Sub-Adviser not later than (3) three years from the date on which a Waiver was made by the Investment Manager and/or Sub-Adviser (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.  If this Agreement is terminated by the Investment Manager or Sub-Adviser, the Fund agrees to repay to the Investment Manager and/or Sub-Adviser, as applicable, any amounts payable pursuant to paragraph 5 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to the Investment Manager and/or Sub-Adviser not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.

7.           This Agreement will be construed in accordance with the laws of the state of Delaware and the applicable provisions of the 1940 Act.  To the extent the applicable law of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the 1940 Act, the applicable provisions of the 1940 Act will control.

8.           This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the matters described in this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

INFINITY CORE ALTERNATIVE FUND

By:
Title:

VIVALDI ASSET MANAGEMENT, LLC:

By:
Title:

INFINITY CAPITAL ADVISORS, LLC:

By:
Title: